Exhibit 99.1

       IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF MARYLAND
                               Northern Division


                        :
In re:                  :
DOCTORS HEALTH, INC.    :                 Case No. 98-6-6211-JFS
                        :                 (Chapter 11)
     Debtor.            :
                        :


                    ORDER AUTHORIZING USE OF CASH COLLATERAL

              Upon consideration of the Motion for Authority to Use Cash Collateral filed herein by Doctors Health, Inc., debtor-in-possession ("Debtor"), and the Court finding as follows:

              1. On November 16, 1998 Doctors Health, Inc. ("Debtor") filed a Voluntary Petition for Relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). Since that date, Debtor has continued to operate its business as Debtor-in- Possession.

              2. Based upon the representation of counsel to the parties, as of November 16, 1998, Debtor was indebted (a) to Genesis Holdings, Inc. (together with its authorized agents, "GHI") in the principal amount of $5,500,000, plus interest, attorneys' fees and other charges provided for in the various loan documents executed and delivered by Doctors Health, Inc. and listed on Exhibit A attached hereto (the "GHI Debt"), and (b) to the Beacon Group III-Focus Value Fund, L.P. (together with its authorized agents, "Beacon") in the principal amount of $1,500,000, plus interest, attorney's fees and other charges provided for in the various loan documents executed and delivered by Doctors Health, Inc. and listed on Exhibit A attached hereto (the


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"Beacon Debt", the Beacon Debt and the GHI Debt are hereafter referred to collectively as the "Debt").

              3. Debtor is in default with respect to the Debt.

              4. Debtor is in the business of managing the delivery of medical care to enrollees of various insurers and other payors under a variety of contracts as well as providing management services to certain provider organizations pursuant to physician services organization and similar agreements. Debtor's property includes, among other things, Debtor's interests in all of such contracts and agreements and the Debtor's interests in all accounts, accounts receivable, contract rights, general intangibles and similar rights, arising out of the provision of such services and the proceeds and products of the foregoing (the "Accounts and General Intangibles").

              5. The GHI Debt and the Beacon Debt are allegedly secured by, among other things, duly recorded first priority liens and security interests in certain personal property of Debtor including the Accounts and General Intangibles (the "Cash Collateral" within the meaning of Section 363 (a) of the Bankruptcy Code) perfected by Financing Statements filed with the Maryland State Department of Assessments and Taxation.

              6. Debtor requires the use of Cash Collateral to operate as Debtor-in-Possession, and the relief requested in the Motion is necessary, essential and appropriate for the continued operation of the Debtor's business and the management and preservation of the Debtor's assets and properties, and is in the best interests of the Debtor's estate.


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              7. Debtor wishes to continue to use the Accounts and General
Intangibles, including the Cash Collateral, in which GHI and Beacon allegedly hold a first priority security interest.

              8. The use of Cash Collateral upon the terms and conditions of this Order through December 18, 1998 and in accord with Bankruptcy Rule 4001(b)(2), is necessary to avoid immediate and irreparable harm to Debtor's estate.

              9. This Order is subject to notice and prospective objection by all creditors.

              IT IS, by the United States Bankruptcy Court for the District of Maryland, ORDERED:

              1. The Motion, as it relates to the use of Cash Collateral, is granted. The relief granted by this Court is necessary to avoid immediate and irreparable harm and injury to the Debtor's estate. Subject to the terms and conditions of this Order, Debtor is authorized to use the income, accounts, earnings and profits arising from or in any way related to the Collateral, including the Cash Collateral, all of which are allegedly subject to GHI and Beacon's, first priority security interests and are cash collateral within the meaning of Section 363(a) of the Bankruptcy Code, until December 18, 1998.

              2. Subject to the terms and conditions of this Order, the use of Cash Collateral by Debtor shall be as needed for the reasonable and necessary business operations of the Debtor, in the ordinary course and solely and exclusively for post-petition operating expenses of the Debtor strictly in accordance with the budget provisions described in paragraph 7 below, and in no event shall any Cash Collateral be used to pay any pre-petition debts or obligations of Debtor except such obligations as


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may be authorized to be paid by Order of the Court. Notwithstanding anything to the contrary in this Order, the Debtor is prohibited from using and shall not use the "Lexington Account Receivable", as identified among the parties, or any proceeds thereof for any expenditure listed under the title "Physician" on the Budget attached hereto as Exhibit B absent the prior express, written agreement of the Debtor, GHI and Beacon

              3. Notwithstanding the provisions of Section 552(a) of the Bankruptcy Code and in addition to any existing pre-petition liens and security interests, which shall continue in full force and effect in the same order of priority as existed prior to the filing of these bankruptcy proceedings, GHI and Beacon are hereby granted, under Sections 361 and 364 of the Bankruptcy Code, as adequate protection a valid, binding, enforceable, fully-perfected, continuing first priority exclusive security interest in and lien upon all property whether acquired, generated or received by Debtor or the Debtor's bankruptcy estate after commencement of this case on November 16, 1998. The security interests and liens granted hereunder do not secure any pre-petition debt (other than as expressly set forth herein). The Debtor shall not grant or premit to exist any other lien or encumbrance on the assets and properties of the Debtor which are the subject of the liens and security interests granted hereunder (other than the liens and encumbrances granted under the Loan Documents and this Order).

              4. In the event and to the extent that the value of the GHI and Beacon collateral is diminished post-petition relative to the value of such collateral as of November 16, 1998 as a result of the use of the Cash Collateral, GHI and Beacon are hereby granted: (a) pursuant to Sections 361 and 364(c) (2) of the Bankruptcy Code, a valid, binding, enforceable, fully-perfeced, continuing first priority, exclusive lien upon all of the now existing and hereafter arising property of the Debtor and of Debtor's bankruptcy estate not subject to the GHI and Beacon liens prior to November 16, 1998



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including, but not limited to, property, claims, rights and interests which are created by or accrue to the benefit of the Debtor or its estate by reason of the filing of the petition for relief herein or the opening of this bankruptcy case, and (b) pursuant to Sections 361 and 364(c) (1) of the Bankruptcy Code, a superpriority claim against the Debtor and Debtor's bankruptcy estate having priority over any and all administrative expenses of the kind specified in ss.ss. 503(b) and 507(b) of the Bankruptcy Code; limited, however, to the amount of such diminished value.

              5. The security interests and liens created herein and confirmed hereby shall be valid, enforceable and perfected without any further action by GHI, Beacon or the Debtor, or the necessity of any filing or execution of documents which might otherwise be required under non-bankruptcy law and shall follow the proceeds of the Cash Collateral through deposit into any of the Debtor's or the Debtor's bankruptcy estate accounts. Upon request by GHI and Beacon, Debtor shall execute and deliver to GHI and Beacon such financing statements and other documents as shall be reasonably required by GHI and Beacon. Debtor is hereby authorized to perform all acts and execute and comply with the terms of the loan documents evidencing or relating to the Debt including, but not limited to, payment of the secured Debt.

              6. All of the terms and provisions of this Order, including but not limited to the security interests and liens created and perfected hereby, in the priority established hereby, shall be binding upon Debtor, any subsequently appointed trustee or other fiduciary or legal representative of the Debtor or with respect to any property of the Debtor's estate, either under Chapter 7 or Chapter 11 of the Bankruptcy Code, and upon all creditors of Debtor, including those who may have extended or may hereafter extend credit to Debtor, and all other parties in interest.


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              7. Attached  hereto as Exhibit B is a budget  through  December
18, 1998 prepared by the Debtor. Debtor has requested, and each of GHI and Beacon have agreed, that as long as Debtor is not in default under this Order, Debtor shall be entitled to use Cash Collateral for the sole and exclusive purpose of paying those items specifically authorized herein. In addition to the items set forth on Exhibit B hereto, Cash Collateral can be used to pay (i) for other matters specifically authorized herein, and (ii) other post-petition operating expenses of Debtor mutually agreed to in writing by Debtor, GHI and Beacon. It is understood and agreed that Debtor shall be in default under this Order if, among other possible events of default: (a) Debtor writes any check against any of its D.I.P. accounts that is for an expense or expenses not set forth on Exhibit B hereto or otherwise authorized herein or approved in writing by GHI and Beacon; or (b) the aggregate amount of checks written by Debtor against any of its D.I.P. accounts for any of its expenses exceeds the authorized amount for said expense or expenses as set forth above.

              8. Debtor shall deposit all cash, checks or moneys that Debtor now has on hand into one or more D.I.P. operating or other accounts following pre-petition practice accounts maintained at a federally insured bank or savings institution mutually acceptable to the parties including counsel for Baltimore Medical Group LLC and said funds shall be subject to the provisions for use of Cash Collateral stated herein. In addition, Debtor shall also deposit any and all cash, checks or moneys Debtor collects, receives or derives from the operation of its business, including but not limited to all cash, checks and moneys received by any agent or others on behalf of Debtor, into the D.I.P. operating or other account(s) maintained pursuant to the pre-petition practice, and said funds shall also be subject to the provisions for use of Cash Collateral stated herein. The Debtor's interest in all funds on deposit in any Debtor or Debtor-in-Possession bank accounts, including but not limited to the D.I.P. operating account(s),


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shall at all times be subject to the lien and security interest of GHI and
Beacon as provided herein.

              9. Debtor agrees to deliver to counsel for each of GHI and Beacon and each of and GHI and Beacon agrees to deliver to counsel for Debtor copies of all pleadings or other papers filed with the Bankruptcy Court concurrently with the filing thereof or immediately upon Debtor's receipt thereof.

              10. Debtor agrees not to create, permit, assume or suffer to exist any lien or security interest, in favor of any person or entity other than GHI and Beacon on any property of Debtor, except any liens or security interests that existed prior to the date of the filing of Debtor's Chapter 11 Petition herein or any liens or security interests expressly consented to in advance in writing by each of GHI and Beacon.

              11. In the event of the expiration of Debtor's right to use the Cash Collateral hereunder, GHI and Beacon's consent to the use of the Cash Collateral shall automatically be deemed withdrawn and revoked and Debtor shall immediately cease and hereby is enjoined from using any Cash Collateral.

              12. Debtor agrees that each of GHI and Beacon and Baltimore Medical Group LLC, or any of their respective representatives, agents or employees on their behalf (including any appraiser employed by GHI or Beacon or Baltimore Medical Group LLC ("BMG")), shall be permitted to inspect, examine and copy any and all books and records and operations of Debtor, whether at Debtor's premises or elsewhere, upon reasonable notice and at reasonable times.

              13. Intentionally Omitted.       /s/ JFS

              14. Notwithstanding the expiration of Debtor's right to use Cash Collateral hereunder or any default by Debtor causing an earlier cessation of the use of


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Cash Collateral,  the rights,  security interests, liens, priorities and adequate protection provided to each of GHI and Beacon, or any rights granted to BMG pursuant to the terms of this Order shall in any and all events continue in full force and effect. Each of GHI and Beacon shall be entitled to rely upon the authority granted in this Order, and no priority, lien or security interest granted hereby shall be affected by any objection to or appeal from this Order.

              15. Debtor agrees that this Order is not intended nor shall it be construed as a waiver or limitation in any way by either GHI or Beacon or BMG of any rights or remedies under the Bankruptcy Code or other applicable law which either may have, including but not limited to the right to request a lifting of the automatic stay underss. 362 of the Bankruptcy Code or to seek additional adequate protection, and nothing contained herein shall be, nor shall be construed as, an indication that either GHI or Beacon regards itself as being fully or adequately protected.

              16. Debtor agrees to provide to both GHI and Beacon and to BMG, directly or through their respective counsel, such information and documents as either GHI or Beacon shall reasonably request. Neither GHI nor Beacon shall not be deemed to have waived any rights or claims it may have by reason of Debtor's improper use of Cash Collateral prior to the entry of this Order.

              17. Debtor shall maintain and keep in full force and effect all insurance provided for in the various pre-petition loan documents executed by Debtor with respect to the Debt. Debtor shall provide each of GHI and Beacon with satisfactory evidence that all such insurance coverage is in full force and effect.

              18. Debtor shall provide each of GHI and Beacon and BMG with: (i) monthly collections and accounts payable ageings, in a form and containing such information and detail as GHI and Beacon may reasonably require; and (ii) monthly


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cash flow statements for Debtor, in a form and containing such information and detail as GHI and Beacon may reasonably request. The financial and accounting information called for in this paragraph, due monthly, shall be tendered to each of GHI and Beacon and BMG on or before the twentieth (20th) day of each month, setting forth the required information for the immediately preceding calendar month. All financial statements and financial and accounting information provided by Debtor pursuant to this paragraph shall have the signature of an official of the Debtor-in-Possession thereon, and immediately above said official's signature shall be a certification indicating that the information contained in the financial statement and/or the financial and accounting information provided is true, accurate and complete to the best of said official's knowledge, information and belief.

              19. Absent an unwaived default by the Debtor under the terms of the this Order, Debtor's use of the Cash Collateral pursuant to this Order shall remain in effect, subject to the terms and conditions of this Order, until December 18, 1998, subject to earlier order of the Court; provided, however, that Debtor's use of Cash Collateral may be extended by further Order of this Court upon prior written consent of GHI and Beacon.

              20. 11 U.S.C. Section 362 is hereby modified to the limited extend required to accomplish the matters provided for in this Order. The provisions of this Order shall remain in full force and effect unless modified or vacated by subsequent order of this Court. If any or all of the provisions of this Order are hereafter modified, vacated or stayed by subsequent order of this or any other court, such stay, modification or vacation shall not affect the validity and enforceability of any lien, priority, other benefit, or application of payment authorized hereby with respect to any indebtedness of Debtor to each of GHI and Beacon or the rights granted BMG hereunder.



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              21. Notwithstanding anything to the contrary contained in this
Order, this Order shall not be deemed to be a determination that the Debt was secured as of the Filing Date.

              The subject of this Order is a "core" proceeding within the meaning of 28 U.S.C. Section 157, and this Court has jurisdiction to enter this Order pursuant to 28 U.S.C. Sections 157 (b)(2)(A), (D) and (M) and 28 U.S.C.
Section 1334. This Order is a final order of the Bankruptcy Court, immediately applicable and valid and fully effective upon its entry.

              This Order shall be effective as of November __, 1998, subject to Debtor's giving notice pursuant to Rule 4001(d) and prospective objection only. A final hearing, if necessary, shall be held on December 3, 1998, at : 9:30 a.m. (standby).



Dated: November 20, 1998.



                                       /s/ James F. Schneider
                                       ______________________
                                       United States Bankruptcy Judge


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CONSENTED TO:



/s/  David E. Rice
__________________________________
David E. Rice
Venable, Baetjer and Howard
1800 Mercantile Bank & Trust Bldg.
2 Hopkins Plaza
Baltimore, Maryland  21201
(410) 244-7400

Counsel for
Doctors Health, Inc.
Debtor-in-Possession



/s/ Edward C. Dolan
__________________________________
Edward C. Dolan
Hogan & Hartson L.L.P.
555 13th Street, N.W.
Washington, D.C.  20004-1109
(202) 637-5677

Counsel for Genesis Holdings, Inc.



__(Consent placed on the record in open court by counsel)__
Mark Joachim
David C. Golay
Fried, Frank, Harris, Shriver & Jacobson
One New York Plaza
New York, New York  10004-1980
(212) 859-8000

Counsel for The Beacon Group II -
  Focus Value Fund, L.P.




cc:    Office of the U.S. Trustee


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                                   EXHIBIT A

                               GHI Loan Documents

              (a) Note Purchase Agreement, dated as of January 31, 1997, by and among GHI, Genesis Health Ventures, Inc., and Debtor, as amended.

              (b) Security Agreement, dated as of January 31, 1997 by and between GHI and Debtor, as amended.

              (c) Collateral Assignment of Rights Under Physician Services Organization Agreements, dated as of January 31, 1997, by and between GHI and Debtor, as amended.

              (d) Letter Agreement, dated as of October 2, 1998, by and among GHI, Beacon and Debtor, as amended October 2, 1998, as further amended October 22, 1998, and as further amended October 29, 1998.

              (e) Convertible Subordinated 11% Note, dated January 31, 1997, made by Debtor and made payable to the order of GHI, in the maximum principal amount of $5,000,000.

              (f) Demand Promissory Note, dated as of October 2, 1998, made by Borrower and made payable to the order of GHI, in the original principal amount of $350,000.

              (g) Demand Promissory Note, dated as of October 22, 1998, made by Borrower and made payable to the order of GHI, in the original principal amount of $100,000.

              (h) Demand Promissory Note, dated as of October 29, 1998, made by Borrower and made payable to the order of GHI, in the original principal amount of $50,000.

                             Beacon Loan Documents
                             _____________________

              (a) Demand Promissory Note, dated as of August 19, 1998, made by Borrower, made payable to Beacon, in the original principal amount of $1,000,000.

              (b) Demand Promissory Note, dated as of October 2, 1998, made by Debtor made payable to the order of Beacon, in the original principal amount of $350,000.


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              (c) Demand Promissory Note, dated as of October 22,1998, made by
Borrower and payable to the order of Beacon, in the original principal amount of $100,000.

              (d) Demand Promissory Note, dated as of October 29, 1998, made by Borrower and made payable to the order Beacon, in the original principal amount of $50,000.


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                              DOCTORS HEALTH, INC.
                            PROJECTION OF EXPENSES 1/
                               11/17/98 - 12/18/98

                                                                 Corporate             Physician            Combined
Payroll                                                            514,000.00            984,500.00         1,498,500.00
401(k)                                                              24,000.00             90,000.00           114,000.00
Employee Health Insurance - November and December                   70,000.00            142,400.00           212,400.00
Life/LTD - September  thru December                                 10,800.00             22,000.00            32,800.00
Flexible Spending  Account/Medical & Dependent)
  11/6/98   thru 12/14/98                                            4,500.00              6,000.00            10,500.00
Rent 10451 Mill Run Circle                                          40,500.00                                  40,500.00
Rent for Physician Offices                                                                92,800.00            92,800.00
Telephone - Estimate for December                                   30,000.00             40,000.00            70,000.00
Utilities - Gas & Electric                                                                20,000.00            20,000.00
Piper and  Marbury - Fees incurred related to NYLCare
Litigation                                                          72,000.00                                  72,000.00
Piper and Marbury - NYLCare Litigation - Retainer                   75,000.00                                  75,000.00
Phoenix Healthcare Consulting - Per agreement to support
NYLCare Litigation                                                  10,000.00                                  10,000.00
Arthur Andersen, LLP - 9/30/98 10Q Review                           13,000.00                                  13,000.00
Willis Corroon - D&O Insurance (3 year Policy)                      98,000.00
Employee Expense Reimbursement                                       5,000.00
Miscellaneous Expenses                                              50,000.00             25,000.00            75,000.00
   TOTAL EXPENSES                                                1,016,800.00          1,422,700.00         2,336,500.00

---------
1. Some budged items may be subject to dispute or are subject to contractual rights of the Debtor that limit the Debtor's obligation to pay all or a portion of such items. The Debtor expressly reserves the right to make subsequent determinations as to the extent to which it will pay all or any part of any budgeted item.




                                 **Exhibit B**
                                 _____________


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